Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

99¢ ONLY STORES

FIRST:  The name of the corporation is 99¢ Only Stores (the “Corporation”).

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California (the “GCL”) other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the GCL.

THIRD:  The Corporation is authorized to issue three classes of shares, designated respectively “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.”  1,000 shares of Class A Common Stock, par value $0.01, may be issued.  1,000 shares of Class B Common Stock, par value $0.01, may be issued.  1,000 shares of Preferred Stock, par value $0.01, may be issued.  Each class of shares shall have the rights, preferences and limitations set forth below.

(a)           Except as set forth in the following sentence, each share of Class A Common Stock shall be entitled to one vote on all matters to be voted on by the stockholders of the Corporation.  Shares of Class A Common Stock shall not be entitled to any vote with respect to the election or removal of directors of the Corporation.  As and when dividends are declared by the board of directors of the Corporation (the “Board”) from time to time out of funds legally available therefor, whether in cash, property or securities of the Corporation, the holders of Class A Common Stock shall be entitled to participate in such dividends pro rata on a per share basis. Subject to the prior payment to holders of Class B Common Stock as set forth in paragraph (B) below, the holders of Class A Common Stock shall be entitled to participate pro rata on a per share basis in all distributions to the holders of Class A Common Stock upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(b)           Except as provided by law or except as set forth in the following sentence, shares of Class B Common Stock shall not be entitled to vote on any matters to be voted on by the stockholders of the Corporation.  Each share of Class B Common Stock shall be entitled to one vote with respect to the election and removal of directors of the Corporation.  The holders of Class B Common Stock shall not be entitled to participate in dividends in any amount at any time, and shall not be entitled to participate in any distributions to the holders of any class of capital stock of the Corporation upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, except that upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of Class B Common Stock shall be entitled to receive an amount equal to the par value per share for each share of Class B Common Stock held by such holder.

(c) The Preferred Stock may be issued in one or more series, and the Board is authorized to determine the designation and to fix the number of shares of each series.  The Board is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series of Preferred Stock subsequent to the issue of shares of that series.

FOURTH:

(a) Limitation of Directors’ Liability.  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) Indemnification of Corporate Agents.  The Corporation is authorized to indemnify its agents (as defined in Section 317 of the GCL) to the fullest extent permissible under California law.

(c) Repeal or Modification.  Any repeal or modification of the foregoing provisions of this Article FOURTH shall not adversely affect any right of indemnification or limitation of liability relating to acts or omissions occurring prior to such repeal or modification.